                              VILLAGE OF PENNBROOK
                         9071 MILLCREEK ROAD, SUITE 1600
                           LITTLE FALLS, PENNSYLVANIA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                              AS OF APRIL 24, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                  [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 30, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al. ("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:    VILLAGE OF PENNBROOK
       9071 MILLCREEK ROAD, SUITE 1600
       LITTLE FALLS, BUCKS COUNTY, PENNSYLVANIA

In accordance with your authorization, we have completed the appraisal of the above- referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 722 units with a total of 660,220 square feet of rentable area. The improvements were built in 1970. The improvements are situated on 64.6 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 93% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective April 24, 2003 is:

                                  ($54,000,000)

                             Respectfully submitted,
                             AMERICAN APPRAISAL ASSOCIATES, INC.

                             -s- Frank Fehribach
June 30, 2003                Frank Fehribach, MAI
#053272                      Managing Principal, Real Estate Group
                             Pennsylvania Certified General Appraiser #GA003334

Report By:
Marilyn Davis
Pennsylvania Certified General and Licensed Appraiser
#GA000614L

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary ........................................................     4
Introduction .............................................................     9
Area Analysis ............................................................    11
Market Analysis ..........................................................    14
Site Analysis ............................................................    16
Improvement Analysis .....................................................    16
Highest and Best Use .....................................................    17

                                    VALUATION

Valuation Procedure ......................................................    18
Sales Comparison Approach ................................................    20
Income Capitalization Approach ...........................................    26
Reconciliation and Conclusion ............................................    38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:               Village of Pennbrook
LOCATION:                    9071 Millcreek Road, Suite 1600
                             Little Falls, Pennsylvania

INTENDED USE OF ASSIGNMENT:  Court Settlement
PURPOSE OF APPRAISAL:        "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:          Leased Fee

DATE OF VALUE:               April 24, 2003
DATE OF REPORT:              June 30, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
    Size:                    64.6 acres, or 2,813,976 square feet
    Assessor Parcel No.:     13-40-5
    Floodplain:              Community Panel No. 420206 0001 C (January 3, 1990)
                             Flood Zone X, an area outside the floodplain.
    Zoning:                  HR (High-Density Residential)

BUILDING:
    No. of Units:            722 Units
    Total NRA:               660,220 Square Feet
    Average Unit Size:       914 Square Feet
    Apartment Density:       11.2 units per acre
    Year Built:              1970

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                      Market Rent
                       Square    --------------------      Monthly      Annual
Unit Type               Feet     Per Unit      Per SF       Income      Income
---------------------------------------------------------------------------------
  1A10                   585      $  769       $1.31       $ 16,918   $  203,016
  1B10                   620      $  769       $1.24       $ 18,456   $  221,472
  1C10                   905      $  890       $0.98       $224,280   $2,691,360
  2A10                   930      $  920       $0.99       $253,920   $3,047,040
  2A20                   985      $1,010       $1.03       $ 62,620   $  751,440
  2B10                   950      $  969       $1.02       $ 23,256   $  279,072
  2B20                 1,030      $1,000       $0.97       $ 62,000   $  744,000
                                                           ---------------------
                                                 Total     $661,450   $7,937,400

OCCUPANCY:                   93%

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

ECONOMIC LIFE:                                45 Years
EFFECTIVE AGE:                                25 Years
REMAINING ECONOMIC LIFE:                      20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - OFFICE PICTURE]                        [FRONT EXTERIOR VIEW PICTURE]

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
    As Vacant:               Hold for future multi-family development
    As Improved:             Continuation as its current use

METHOD OF VALUATION:         In this instance, the Sales Comparison and Income
                             Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                                Amount            $/Unit
                                                                ------            ------
DIRECT CAPITALIZATION
Potential Rental Income                                    $7,937,400          $10,994
Effective Gross Income                                     $7,861,843          $10,889
Operating Expenses                                         $2,824,788          $ 3,912           35.9% of EGI
Net Operating Income:                                      $4,892,655          $ 6,777

Capitalization Rate                                        9.00%
DIRECT CAPITALIZATION VALUE                                $54,200,000 *       $75,069 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                             10 years
2002 Economic Vacancy                                      5%
Stabilized Vacancy & Collection Loss:                      5.5%
Lease-up / Stabilization Period                            N/A
Terminal Capitalization Rate                               10.00%
Discount Rate                                              11.50%
Selling Costs                                              2.00%
Growth Rates:
   Income                                                  3.00%
   Expenses:                                               3.00%
DISCOUNTED CASH FLOW VALUE                                 $55,000,000 *       $76,177 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $54,500,000         $75,485 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)                      $34,821 to $62,771
   Range of Sales $/Unit (Adjusted)                        $53,625 to $93,214
VALUE INDICATION - PRICE PER UNIT                          $52,500,000 *       $72,715 / UNIT

EGIM ANALYSIS
   Range of EGIMs from Improved Sales                      4.34 to 7.71
   Selected EGIM for Subject                               6.75
   Subject's Projected EGI                                 $7,861,843
EGIM ANALYSIS CONCLUSION                                   $52,900,000 *       $73,269 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                           $51,800,000 *       $71,745 / UNIT

RECONCILED SALES COMPARISON VALUE                          $52,500,000         $72,715 / UNIT

------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                                        $52,500,000
   NOI Per Unit                                          $51,800,000
   EGIM Multiplier                                       $52,900,000
INDICATED VALUE BY SALES COMPARISON                      $52,500,000         $72,715 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:                         $54,200,000
   Discounted Cash Flow Method:                          $55,000,000
INDICATED VALUE BY THE INCOME APPROACH                   $54,500,000         $75,485 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                     $54,000,000         $74,792 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 9071 Millcreek Road, Suite 1600, Little Falls, Bucks County, Pennsylvania. Little Falls identifies it as 13-40-5.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Marilyn Davis on April 24, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Marilyn Davis performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Marilyn Davis have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of April 24, 2003. The date of the report is June 30, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
   MARKETING PERIOD:                      6 to 12 months
   EXPOSURE PERIOD:                       6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in National Property Investors 4. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Little Falls, Pennsylvania. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being multi-family residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Pennsylvania Canal
West  - Route 13
South - Pennsylvania Canal
North - Mill Creek Road

MAJOR EMPLOYERS

Major employers in the subject's area include University of Pennsylvania, Temple University, Aramark, Albert Einstein Healthcare Network, Thomas Jefferson University, US Airways, Inc., Children's Hospital of Philadelphia, Independence Blue Cross, CIGNA Corp., Drexel University, Comcast Corporation, Franklin Mills and Rosenbluth International. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                AREA
                             ------------------------------------------
CATEGORY                     1-MI. RADIUS   3-MI. RADIUS   5-MI. RADIUS        MSA
--------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                 10,450         63,010        180,725      5,117,235
5-Year Population                   9,990         61,403        181,019      5,176,062
% Change CY-5Y                       -4.4%          -2.6%           0.2%           1.1%
Annual Change CY-5Y                  -0.9%          -0.5%           0.0%           0.2%

HOUSEHOLDS
Current Households                  3,829         23,087         67,160      1,932,596
5-Year Projected Households         3,744         23,091         68,719      1,983,369
% Change CY - 5Y                     -2.2%           0.0%           2.3%           2.6%
Annual Change CY-5Y                  -0.4%           0.0%           0.5%           0.5%

INCOME TRENDS
Median Household Income      $     59,193   $     62,004   $     58,017   $     52,124
Per Capita Income            $     20,755   $     21,447   $     23,108   $     24,601
Average Household Income     $     57,071   $     58,551   $     62,194   $     65,140

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                AREA
                             ------------------------------------------
CATEGORY                     1-MI. RADIUS   3-MI. RADIUS   5-MI. RADIUS    MSA
--------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting         24.04%         18.85%         28.90%      27.89%
5-Year Projected % Renting      24.50%         19.40%         29.47%      27.84%

% of Households Owning          72.25%         76.94%         65.85%      64.86%
5-Year Projected % Owning       71.75%         76.44%         65.45%      65.19%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North  -  Parkland
South  -  Commercial
East   -  Residential
West   -  Residential

CONCLUSIONS

The subject is well located within the city of Little Falls. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                                 MARKET ANALYSIS

The subject property is located in the city of Little Falls in Bucks County. The overall pace of development in the subject's market is more or less stable. There is no new construction within the subject market. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period                                Region                           Submarket
--------------------------------------------------------------------------------
1998                                    N/A                               2.0%
1999                                    N/A                               1.8%
2000                                    N/A                               0.7%
2001                                    N/A                               0.9%
4Q02                                    2.9%                              1.2%
1Q03                                    3.8%                              1.6%

{Source:} Reis

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has outperformed the overall market. The vacancy within the subject submarket has remained minimal at less than 2%. The factors affecting occupancy levels continue to be low interest rates for new homebuyers, and the need to relocate due to job transfers.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period              Region           % Change         Submarket         % Change
--------------------------------------------------------------------------------
1998                 N/A                  -             $653                -
1999                 N/A                N/A             $657              0.6%
2000                 N/A                N/A             $679              3.3%
2001                 N/A                N/A             $710              4.6%
2002                 N/A                N/A             $733              3.2%
1Q03                 N/A                N/A             $747              1.9%

{Source:} Reis

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                             COMPETITIVE PROPERTIES

  No.     Property Name                 Units    Ocpy.   Year Built    Proximity to subject
-------------------------------------------------------------------------------------------
  R-1     The Commons at Fallsington     463      95%       1968       4 miles east
  R-2     Racquet Club East              467      98%       1963       4 miles west
  R-3     Orangewood Park Apartments     320      98%       1967       3 miles southwest
  R-4     Windsor at Polo Run            248      94%       1988       3 miles north
Subject   Village of Pennbrook           722      93%       1970

Rents are expected to continue to increase between 3% and 4% annually within this submarket over the next several years.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                              PROPERTY DESCRIPTION

SITE ANALYSIS
 Site Area                   64.6 acres, or 2,813,976 square feet
 Shape                       Irregular
 Topography                  Level
 Utilities                   All necessary utilities are available to the site.
 Soil Conditions             Stable
 Easements Affecting Site    None other than typical utility easements
 Overall Site Appeal         Good
 Flood Zone:
  Community Panel            420206 0001 C; 42017C0468 F, dated January 3, 1990;
                             May 18, 1999
  Flood Zone                 Zone X; X
 Zoning                      HR, the subject improvements represent a legal
                             conforming use of the site.

REAL ESTATE TAXES

                         ASSESSED VALUE - 2002
                 -------------------------------------   TAX RATE /   PROPERTY
PARCEL NUMBER      LAND        BUILDING       TOTAL      MILL RATE      TAXES
------------------------------------------------------------------------------
   13-40-5       $123,490      $957,500     $1,080,990    0.54841     $592,829

IMPROVEMENT ANALYSIS
 Year Built                  1970
 Number of Units             722
 Net Rentable Area           660,220 Square Feet
 Construction:
  Foundation                 Reinforced concrete slab
  Frame                      Heavy or light wood
  Exterior Walls             Brick or masonry
  Roof                       Composition shingle over a wood truss structure
 Project Amenities           Amenities at the subject include a swimming pool,
                             volleyball court, tennis court, jogging track,
                             gym room, barbeque equipment, meeting hall, laundry
                             room, and parking area.
 Unit Amenities              Individual unit amenities include abalcony,
                             cable TV connection, and washer dryes connection.
                             Appliances available in each unit include a refrigerator, stove,

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                     dishwasher, garbage disposal, and oven.

Unit Mix:

                                    Unit Area
Unit Type       Number of Units     (Sq. Ft.)
---------------------------------------------
  1A10                 22               585
  1B10                 24               620
  1C10                252               905
  2A10                276               930
  2A20                 62               985
  2B10                 24               950
  2B20                 62             1,030

Overall Condition                     Average
Effective Age                         25 years
Economic Life                         45 years
Remaining Economic Life               20 years
Deferred Maintenance                  None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1970 and consist of a 722-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                           SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                         COMPARABLE                   COMPARABLE
            DESCRIPTION                        SUBJECT                      I - 1                       I - 2
--------------------------------------------------------------------------------------------------------------------------
  Property Name                      Village of Pennbrook        Lakeview Manor Apartments    Bishop Hill Apartments
LOCATION:
  Address                            9071 Millcreek Road, Suite  1717 Bath Road               151 S. Bishop Avenue
                                     1600
  City, State                        Little Falls, Pennsylvania  Bristol, PA                  Secane, PA
  County                             Bucks                       Bucks                        Delaware
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)             660,220                     398,400                      448,000
  Year Built                         1970                        1967                         0
  Number of Units                    722                         293                          462
  Unit Mix:                          Type                 Total       Type             Total       Type              Total
                                     1A10                   22   1 Bedroom, 1 Bath      231   Studio                    4
                                     1B10                   24   2 Bedroom, 1 Bath       62   1 Bedroom, 1 Bath        30
                                     1C10                  252                                1 Bedroom, 1 Bath       108
                                     2A10                  276                                1 Bedroom, 1 Bath       154
                                     2A20                   62                                2 Bedroom, 2 Bath       156
                                     2B10                   24                                2 Bedroom, 2 Bath        10
                                     2B20                   62
  Average Unit Size (SF)             914                         1,360                        970
  Land Area (Acre)                   64.6000                     10.8200                      16.4500
  Density (Units/Acre)               11.2                        27.1                         28.1
  Parking Ratio (Spaces/Unit)        1.88                        1.37                         0.00
  Parking Type (Gr., Cov., etc.)     Open                        Open                         Open
CONDITION:                           0                           Average                      Average
APPEAL:                              0                           Average                      Average
AMENITIES:
  Pool/Spa                           Yes/No                                                   Yes/No
  Gym Room                           Yes                         No                           Yes
  Laundry Room                       Yes                         Yes                          Yes
  Secured Parking                    No                          No                           No
  Sport Courts                       Yes                         No                           No
OCCUPANCY:                           93%                         95%                          91%
TRANSACTION DATA:
  Sale Date                                                      July, 2002                   October, 2001
  Sale Price ($)                                                 $10,425,000                  $29,000,000
  Grantor                                                        Lakeview Manor LLC           Bishop Hill Associates
  Grantee                                                        Lakeview Manor Equities LLC  Star Partners LP
  Sale Documentation                                             Bk 2824 Pg 0592              Bk 2284 Pg 1857
  Verification                                                   CoStar Comps                 CoStar Comps
  Telephone Number                                               215-788-6030                 610-626-4577
ESTIMATED PRO-FORMA:                                              Total $     $/Unit   $/SF    Total $      $/Unit   $/SF
  Potential Gross Income                                         $2,406,300   $8,213   $6.04  $4,177,680    $9,043   $9.33
  Vacancy/Credit Loss                                            $  120,315   $  411   $0.30  $  417,768    $  904   $0.93
  Effective Gross Income                                         $2,285,985   $7,802   $5.74  $3,759,912    $8,138   $8.39
  Operating Expenses                                             $1,025,500   $3,500   $2.57  $1,155,000    $2,500   $2.58
  Net Operating Income                                           $1,260,485   $4,302   $3.16  $2,604,912    $5,638   $5.81
NOTES:                                                           Income derived from mid-     Income derived from mid-
                                                                 point of range of rents,     point of range of rents,
                                                                 market vacancy and           market vacancy and
                                                                 estimated expenses.          estimated expenses.
  PRICE PER UNIT                                                            $35,580                     $62,771
  PRICE PER SQUARE FOOT                                                     $ 26.17                     $ 64.73
  EXPENSE RATIO                                                                44.9%                       30.7%
  EGIM                                                                         4.56                        7.71
  OVERALL CAP RATE                                                            12.09%                       8.98%
  Cap Rate based on Pro Forma or                                          PRO FORMA                   PRO FORMA
    Actual Income?

                                                       COMPARABLE                   COMPARABLE
            DESCRIPTION                                   I - 3                       I - 4
------------------------------------------------------------------------------------------------------
  Property Name                                Country Club Apartments     The Regency
LOCATION:
  Address                                      1228 New Rodgers Road       2049 Brown Avenue
  City, State                                  Levittown, PA               Bensalem, PA
  County                                       Bucks                       Bucks
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                       114,457                     197,520
  Year Built                                   1964                        1973
  Number of Units                              112                         253
  Unit Mix:                                         Type            Total      Type              Total
                                               1 Bedroom, 1 Bath      80   Studio                  36
                                               2 Bedroom, 1 Bath      32   1 Bedroom, 1 Bath      168
                                                                           2 Bedroom, 1 Bath       49
  Average Unit Size (SF)                       1,022                       781
  Land Area (Acre)                             7.7200                      8.8900
  Density (Units/Acre)                         14.5                        28.5
  Parking Ratio (Spaces/Unit)                  2.01                        1.19
  Parking Type (Gr., Cov., etc.)               Open                        Open
CONDITION:                                     Average                     Average
APPEAL:                                        Average                     Average
AMENITIES:
  Pool/Spa                                     No/No                       No/No
  Gym Room                                     No                          No
  Laundry Room                                 Yes                         Yes
  Secured Parking                              No                          No
  Sport Courts                                 No                          No
OCCUPANCY:                                     0%                          0%
TRANSACTION DATA:
  Sale Date                                    March, 2001                 September, 2002
  Sale Price ($)                               $3,900,000                  $12,750,000
  Grantor                                      Grand Cru Property 17       Copley Associates LP
  Grantee                                      The Solomon Organization    SAS Regency LP
                                               LLC
  Sale Documentation                           Bk 2260 Pg 0634             Bk 2913 Pg 1812
  Verification                                 CoStar Comps                CoStar Comps
  Telephone Number                             215-757-3268                215-245-1180
ESTIMATED PRO-FORMA:                           Total $    $/Unit    $/SF   Total $     $/Unit    $/SF
  Potential Gross Income                       $945,600   $8,443    $8.26  $2,489,880  $9,841   $12.61
  Vacancy/Credit Loss                          $ 47,280   $  422    $0.41  $  248,988  $  984   $ 1.26
  Effective Gross Income                       $898,320   $8,021    $7.85  $2,240,892  $8,857   $11.35
  Operating Expenses                           $445,760   $3,980    $3.89  $  759,000  $3,000   $ 3.84
  Net Operating Income                         $452,560   $4,041    $3.95  $1,481,892  $5,857   $ 7.50
NOTES:                                                                     Income derived from mid-
                                                                           point of range of rents,
                                                                           market vacancy and
                                                                           estimated expenses.
  PRICE PER UNIT                                         $34,821                     $50,395
  PRICE PER SQUARE FOOT                                  $ 34.07                     $ 64.55
  EXPENSE RATIO                                             49.6%                       33.9%
  EGIM                                                      4.34                        5.69
  OVERALL CAP RATE                                         11.60%                      11.62%
  Cap Rate based on Pro Forma or                       PRO FORMA                   PRO FORMA
    Actual Income?


AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $34,821 to $62,771 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $53,625 to $93,214 per unit with a mean or average adjusted price of $70,757 per unit. The median adjusted price is $68,095 per unit. Based on the following analysis, we have concluded to a value of $73,000 per unit, which results in an "as is" value of $52,500,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

SALES ADJUSTMENT GRID

                                                                         COMPARABLE                COMPARABLE
            DESCRIPTION                        SUBJECT                      I - 1                     I - 2
---------------------------------------------------------------------------------------------------------------------
  Property Name                      Village of Pennbrook        Lakeview Manor Apartments  Bishop Hill Apartments
  Address                            9071 Millcreek Road, Suite  1717 Bath Road             151 S. Bishop Avenue
                                     1600
  City                               Little Falls, Pennsylvania  Bristol, PA                Secane, PA
  Sale Date                                                      July, 2002                 October, 2001
  Sale Price ($)                                                 $10,425,000                $29,000,000
  Net Rentable Area (SF)             660,220                     398,400                    448,000
  Number of Units                    722                         293                        462
  Price Per Unit                                                 $35,580                    $62,771
  Year Built                         1970                        1967
  Land Area (Acre)                   64.6000                     10.8200                    16.4500
VALUE ADJUSTMENTS                           DESCRIPTION             DESCRIPTION       ADJ.     DESCRIPTION       ADJ.
  Property Rights Conveyed           Fee Simple Estate           Fee Simple Estate     0%   Fee Simple Estate     0%
  Financing                                                      Cash To Seller        0%   Cash To Seller        0%
  Conditions of Sale                                             Arm's Length          0%   Arm's Length          0%
  Date of Sale (Time)                                            07-2002               5%   10-2001              10%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                       $37,359                    $69,048
  Location                                                       Inferior             10%   Inferior             10%
  Number of Units                    722                         293                 -10%   462                  -5%
  Quality / Appeal                   Good                        Inferior             15%   Inferior             15%
  Age / Condition                    1970                        1967 / Average       10%   / Average            10%
  Occupancy at Sale                  93%                         95%                   0%   91%                   5%
  Amenities                          Good                        Inferior             30%   Comparable            0%
  Average Unit Size (SF)             914                         1,360               -10%   970                   0%
PHYSICAL ADJUSTMENT                                                                   45%                        35%
FINAL ADJUSTED VALUE ($/UNIT)                                             $54,171                    $93,214

                                             COMPARABLE                 COMPARABLE
            DESCRIPTION                         I - 3                      I - 4
------------------------------------------------------------------------------------------
  Property Name                      Country Club Apartments     The Regency
  Address                            1228 New Rodgers Road       2049 Brown Avenue
  City                               Levittown, PA               Bensalem, PA
  Sale Date                          March, 2001                 September, 2002
  Sale Price ($)                     $3,900,000                  $12,750,000
  Net Rentable Area (SF)             114,457                     197,520
  Number of Units                    112                         253
  Price Per Unit                     $34,821                     $50,395
  Year Built                         1964                        1973
  Land Area (Acre)                   7.7200                      8.8900
VALUE ADJUSTMENTS                       DESCRIPTION        ADJ.  DESCRIPTION          ADJ.
  Property Rights Conveyed           Fee Simple Estate      0%   Fee Simple Estate     0%
  Financing                          Cash To Seller         0%   Cash To Seller        0%
  Conditions of Sale                 Arm's Length           0%   Arm's Length          0%
  Date of Sale (Time)                03-2001               10%   09-2002               5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)           $38,304                     $52,915
  Location                           Comparable             0%   Comparable            0%
  Number of Units                    112                  -15%   253                  10%
  Quality / Appeal                   Inferior              15%   Comparable            0%
  Age / Condition                    1964 / Average        10%   1973 / Average       10%
  Occupancy at Sale                                         0%                         0%
  Amenities                          Inferior              30%   Inferior             30%
  Average Unit Size (SF)               1,022                0%   781                   5%
PHYSICAL ADJUSTMENT                                        40%                        55%
FINAL ADJUSTED VALUE ($/UNIT)                  $53,625                    $82,018

SUMMARY

VALUE RANGE (PER UNIT)               $53,625 TO $93,214
MEAN (PER UNIT)                      $70,757
MEDIAN (PER UNIT)                    $68,095
VALUE CONCLUSION (PER UNIT)          $73,000

VALUE OF IMPROVEMENT & MAIN SITE                             $52,706,000
  PV OF CONCESSIONS                                         -$   199,000
VALUE INDICATED BY SALES COMPARISON APPROACH                 $52,507,000
ROUNDED                                                      $52,500,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                             NOI PER UNIT COMPARISON

                    SALE PRICE              NOI/      SUBJECT NOI
COMPARABLE  NO. OF  -----------          --------------------------  ADJUSTMENT  INDICATED
    NO.      UNITS  PRICE/UNIT    OAR     NOI/UNIT   SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
-------------------------------------------------------------------------------------------
   I-1        293   $10,425,000  12.09%  $1,260,485    $4,892,655       1.575     $56,046
                    $    35,580          $    4,302    $    6,777
   I-2        462   $29,000,000   8.98%  $2,604,912    $4,892,655       1.202     $75,442
                    $    62,771          $    5,638    $    6,777
   I-3        112   $ 3,900,000  11.60%  $  452,560    $4,892,655       1.677     $58,398
                    $    34,821          $    4,041    $    6,777
   I-4        253   $12,750,000  11.62%  $1,481,892    $4,892,655       1.157     $58,304
                    $    50,395          $    5,857    $    6,777

            PRICE/UNIT

  Low      High   Average  Median
$56,046  $75,442  $62,048  $58,351

 VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit               $    72,000
Number of Units                                772

Value                                  $51,984,000
  PV of Concessions                   -$   199,000
                                      ------------
Value Based on NOI Analysis            $51,785,000
                             Rounded   $15,800,000

The adjusted sales indicate a range of value between $56,046 and $75,442 per unit, with an average of $62,048 per unit. Based on the subject's competitive position within the improved sales, a value of $72,000 per unit is estimated. This indicates an "as is" market value of $51,800,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                    SALE PRICE
COMPARABLE  NO. OF  -----------   EFFECTIVE    OPERATING              SUBJECT
    NO.      UNITS  PRICE/UNIT   GROSS INCOME   EXPENSE     OER    PROJECTED OER  EGIM
--------------------------------------------------------------------------------------
   I-1        293   $10,425,000   $2,285,985   $1,025,500  44.86%                 4.56
                    $    35,580

   I-2        462   $29,000,000   $3,759,912   $1,155,000  30.72%                 7.71
                    $    62,771

                                                                       35.93%

   I-3        112   $ 3,900,000   $  898,320   $  445,760  49.62%                 4.34
                    $    34,821

   I-4       253    $12,750,000   $2,240,892   $  759,000  33.87%                 5.69
                    $    50,395

         EGIM

Low   High  Average  Median
---   ----  -------  ------
4.34  7.71    5.58    5.13

 VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                  6.75
Subject EGI                             $ 7,861,843

Value                                   $53,067,440
  PV of Concessions                    -$   199,000
                                       ------------
Value Based on EGIM Analysis            $52,868,440
                              Rounded   $52,900,000

                     Value Per Unit     $    73,269

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 35.93% before reserves. The comparable sales indicate a range of expense ratios from 30.72% to 49.62%, while their EGIMs range from 4.34 to 7.71. Overall, we conclude to an EGIM of 6.75, which results in an "as is" value estimate in the EGIM Analysis of $52,900,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $52,500,000.

Price Per Unit                  $52,500,000
NOI Per Unit                    $51,800,000
EGIM Analysis                   $52,900,000

Sales Comparison Conclusion     $52,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                  Average
                  Unit Area  ----------------
Unit Type         (Sq. Ft.)  Per Unit  Per SF  % Occupied
---------------------------------------------------------
  1A10                585     $  762    $1.30     95.5%
  1B10                620     $  759    $1.22     95.8%
  1C10                905     $  849    $0.94     94.4%
  2A10                930     $  890    $0.96     88.8%
  2A20                985     $  974    $0.99     96.8%
  2B10                950     $  940    $0.99     91.7%
  2B20               1030     $1,003    $0.97     96.8%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                                 RENT ANALYSIS

                                                                COMPARABLE RENTS
                                                ---------------------------------------------
                                                    R-1        R-2        R-3         R-4
                                                ---------------------------------------------
                                                   The                 Orangewood
                                                Commons at   Recquet      Park     Windsor at
                                                Falsington  Club East  Apartments   Polo Run
                                                ---------------------------------------------
                              SUBJECT  SUBJECT               COMPARISON TO SUBJECT
                SUBJECT UNIT  ACTUAL   ASKING   ---------------------------------------------
DESCRIPTION         TYPE       RENT     RENT      Similar    Similar    Similar     Similar     MIN       MAX      MEDIAN   AVERAGE
-----------------------------------------------------------------------------------------------------------------------------------
Monthly Rent        1A10      $  762   $  769     $  708     $  750                 $1,075     $  708    $1,075    $  750   $  844
Unit Area (SF)                   585      585        801        650                    601        601       801       650      684
Monthly Rent
  Per Sq. Ft.                 $ 1.30   $ 1.31     $ 0.88     $ 1.15                 $ 1.79     $ 0.88    $ 1.79    $ 1.15   $ 1.28

Monthly Rent        1B10      $  759   $  769     $  755     $  840                 $1,185     $  755    $1,185    $  840   $  927
Unit Area (SF)                   620      620        875        773                    730        730       875       773      793
Monthly Rent
  Per Sq. Ft.                 $ 1.22   $ 1.24     $ 0.86     $ 1.09                 $ 1.62     $ 0.86    $ 1.62    $ 1.09   $ 1.19

Monthly Rent        1C10      $  849   $  894                $  870     $  765      $1,460     $  765    $1,460    $  870   $1,032
Unit Area (SF)                   905      905                   831        900         870        831       900       870      867
Monthly Rent
  Per Sq. Ft.                 $ 0.94   $ 0.99                $ 1.05     $ 0.85      $ 1.68     $ 0.85    $ 1.68    $ 1.05   $ 1.19

Monthly Rent        2A10      $  890   $  929     $  825                                       $  825    $  825    $  825   $  825
Unit Area (SF)                   930      930        921                                          921       921       921      921
Monthly Rent
  Per Sq. Ft.                 $ 0.96   $ 1.00     $ 0.90                                       $ 0.90    $ 0.90    $ 0.90   $ 0.90

Monthly Rent        2A20      $  974   $1,014     $  880     $1,032     $  900      $1,400     $  880    $1,400    $  966   $1,053
Unit Area (SF)                   985      985        975      1,037      1,080         934        934     1,080     1,006    1,007
Monthly Rent
  Per Sq. Ft.                 $ 0.99   $ 1.03     $ 0.90     $ 1.00     $ 0.83      $ 1.50     $ 0.83    $ 1.50    $ 0.95   $ 1.06

Monthly Rent        2B10      $  940   $  969                                       $1,585     $1,585    $1,585    $1,585   $1,585
Unit Area (SF)                   950      950                                        1,040      1,040     1,040     1,040    1,040
Monthly Rent
  Per Sq. Ft.                 $ 0.99   $ 1.02                                       $ 1.52     $ 1.52    $ 1.52    $ 1.52   $ 1.52

Monthly Rent        2B20      $1,003   $1,004     $1,070     $1,235     $  905                 $  905    $1,235    $1,070   $1,070
Unit Area (SF)                 1,030    1,030      1,046      1,286      1,100                  1,046     1,286     1,100    1,144
Monthly Rent
  Per Sq. Ft.                 $ 0.97   $ 0.97     $ 1.02     $ 0.96     $ 0.82                 $ 0.82    $ 1.02    $ 0.96   $ 0.94

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                          Market Rent
                            Unit Area  ----------------  Monthly     Annual
Unit Type  Number of Units  (Sq. Ft.)  Per Unit  Per SF   Income     Income
-----------------------------------------------------------------------------
  1A10            22             585    $  769    $1.31  $ 16,918  $  203,016
  1B10            24             620    $  769    $1.24  $ 18,456  $  221,472
  1C10           252             905    $  890    $0.98  $224,280  $2,691,360
  2A10           276             930    $  920    $0.99  $253,920  $3,047,040
  2A20            62             985    $1,010    $1.03  $ 62,620  $  751,440
  2B10            24             950    $  969    $1.02  $ 23,256  $  279,072
  2B20            62           1,030    $1,000    $0.97  $ 62,000  $  744,000
                                                  ---------------------------
                                                  Total  $661,450  $7,937,400

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                               FISCAL YEAR 2000          FISCAL YEAR 2001           FISCAL YEAR 2002
                            ----------------------------------------------------------------------------
                                    ACTUAL                     ACTUAL                   ACTUAL
                            ----------------------------------------------------------------------------
      DESCRIPTION              TOTAL      PER UNIT       TOTAL       PER UNIT       TOTAL      PER UNIT
--------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $7,205,901   $    9,980   $7,487,261    $   10,370   $7,615,338   $   10,548

  Vacancy                   $  255,306   $      354   $  263,550    $      365   $  364,136   $      504
  Credit Loss/Concessions   $   16,828   $       23   $   77,397    $      107   $   14,547   $       20
                            ----------------------------------------------------------------------------
    Subtotal                $  272,134   $      377   $  340,947    $      472   $  378,683   $      524

  Laundry Income            $   27,000   $       37   $   64,887    $       90   $   82,975   $      115
  Garage Revenue            $        0   $        0   $        0    $        0   $        0   $        0
  Other Misc. Revenue       $  199,352   $      276   $  238,615    $      330   $  245,172   $      340
                            ----------------------------------------------------------------------------
    Subtotal Other Income   $  226,352   $      314   $  303,502    $      420   $  328,147   $      454

                            ----------------------------------------------------------------------------
Effective Gross Income      $7,160,119   $    9,917   $7,449,816    $   10,318   $7,564,802   $   10,478

Operating Expenses
  Taxes                     $  553,478   $      767   $  591,494    $      819   $  564,445   $      782
  Insurance                 $   79,602   $      110   $  154,446    $      214   $  146,938   $      204
  Utilities                 $  631,867   $      875   $  780,743    $    1,081   $  630,003   $      873
  Repair & Maintenance      $  236,272   $      327   $  187,759    $      260   $  176,897   $      245
  Cleaning                  $  129,750   $      180   $  114,253    $      158   $   92,211   $      128
  Landscaping               $        0   $        0   $        0    $        0   $        0   $        0
  Security                  $        0   $        0   $        0    $        0   $        0   $        0
  Marketing & Leasing       $   73,154   $      101   $   46,550    $       64   $   34,971   $       48
  General Administrative    $  650,956   $      902   $  661,049    $      916   $  604,739   $      838
  Management                $  362,343   $      502   $  380,531    $      527   $  380,755   $      527
  Miscellaneous             $   19,304   $       27  ($   16,143)  -$       22   $    2,363   $        3
                            ----------------------------------------------------------------------------
Total Operating Expenses    $2,736,726   $    3,790   $2,900,682    $    4,018   $2,633,322   $    3,647

  Reserves                  $        0   $        0   $        0    $        0   $        0   $        0
                            ----------------------------------------------------------------------------
Net Income                  $4,423,393   $    6,127   $4,549,134    $    6,301   $4,931,480   $    6,830
                            ----------------------------------------------------------------------------

                               FISCAL YEAR 2003           ANNUALIZED 2003
                            -------------------------------------------------
                               MANAGEMENT BUDGET             PROJECTION                    AAA PROJECTION
                            -------------------------------------------------------------------------------------
                              TOTAL       PER UNIT       TOTAL      PER UNIT      TOTAL       PER UNIT       %
-----------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $7,878,906   $   10,913   $  7,705,87  $   10,673   $7,937,400   $   10,994    100.0%

  Vacancy                   $  325,673   $      451   $   608,540  $      843   $  396,870   $      550      5.0%
  Credit Loss/Concessions   $   31,741   $       44   $    98,996  $      137   $   39,687   $       55      0.5%
                            ------------------------------------------------------------------------------------
    Subtotal                $  357,414   $      495   $   707,536  $      980   $  436,557   $      605      5.5%

  Laundry Income            $   91,558   $      127   $    81,340  $      113   $   90,250   $      125      1.1%
  Garage Revenue            $        0   $        0   $         0  $        0   $        0   $        0      0.0%
  Other Misc. Revenue       $  271,903   $      377   $   303,212  $      420   $  270,750   $      375      3.4%
                            ------------------------------------------------------------------------------------
    Subtotal Other Income   $  363,461   $      503   $   384,552  $      533   $  361,000   $      500      4.5%

                            ------------------------------------------------------------------------------------
Effective Gross Income      $7,884,953   $   10,921   $ 7,382,888  $   10,226   $7,861,843   $   10,889    100.0%

Operating Expenses
  Taxes                     $  577,548   $      800   $   577,548  $      800   $  592,762   $      821      7.5%
  Insurance                 $  153,021   $      212   $   165,236  $      229   $  153,064   $      212      1.9%
  Utilities                 $  555,814   $      770   $  1,082,64  $    1,500   $  631,750   $      875      8.0%
  Repair & Maintenance      $  256,313   $      355   $   204,224  $      283   $  288,800   $      400      3.7%
  Cleaning                  $  107,167   $      148   $    97,276  $      135   $  108,300   $      150      1.4%
  Landscaping               $        0   $        0   $         0  $        0   $        0   $        0      0.0%
  Security                  $        0   $        0   $         0  $        0   $        0   $        0      0.0%
  Marketing & Leasing       $   36,702   $       51   $    48,116  $       67   $   43,320   $       60      0.6%
  General Administrative    $  617,247   $      855   $   604,400  $      837   $  606,480   $      840      7.7%
  Management                $  394,257   $      546   $   360,620  $      499   $  393,092   $      544      5.0%
  Miscellaneous             $    1,624   $        2   $     9,240  $       13   $    7,220   $       10      0.1%
                            ------------------------------------------------------------------------------------
Total Operating Expenses    $2,699,693   $    3,739   $ 3,149,308  $    4,362   $2,824,788   $    3,912     35.9%

  Reserves                  $        0   $        0   $         0  $        0   $  144,400   $      200      5.1%
                            ------------------------------------------------------------------------------------
Net Income                  $5,185,260   $    7,182   $ 4,233,580  $    5,864   $4,892,655   $    6,777     62.2%
                            ------------------------------------------------------------------------------------

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 5.5% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                      CAPITALIZATION RATES
                            ----------------------------------------
                                GOING-IN                TERMINAL
                            -----------------------------------------
                             LOW       HIGH          LOW        HIGH
                            -----------------------------------------
RANGE                       6.00%      10.00%       7.00%      10.00%
AVERAGE                           8.14%                   8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.            SALE DATE        OCCUP.         PRICE/UNIT            OAR
--------------------------------------------------------------------------------
  I-1                 Jul-02           95%             $35,580            12.09%
  I-2                 Oct-01           91%             $62,771             8.98%
  I-3                 Mar-01            0%             $34,821            11.60%
  I-4                 Sep-02            0%             $50,395            11.62%
  I-5                 Jan-00            0%                                  N/A
                                                          High            12.09%
                                                           Low             8.98%
                                                       Average            11.08%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $55,000,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

approximately 39% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

DISCOUNTED CASH FLOW ANALYSIS

                              VILLAGE OF PENNBROOK

                 YEAR                    APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
            FISCAL YEAR                      1             2             3             4             5             6
------------------------------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                           $7,937,400    $8,175,522    $8,420,788    $8,673,411    $8,933,614    $9,201,622

    Vacancy                             $  396,870    $  408,776    $  421,039    $  433,671    $  446,681    $  460,081
    Credit Loss                         $   39,687    $   40,878    $   42,104    $   43,367    $   44,668    $   46,008
    Concessions                         $        0    $   72,200    $   72,200    $   72,200    $   72,200    $        0
                                        --------------------------------------------------------------------------------
      Subtotal                          $  436,557    $  521,854    $  535,343    $  549,238    $  563,549    $  506,089

    Laundry Income                      $   90,250    $   92,958    $   95,746    $   98,619    $  101,577    $  104,624
    Garage Revenue                      $        0    $        0    $        0    $        0    $        0    $        0
    Other Misc. Revenue                 $  270,750    $  278,873    $  287,239    $  295,856    $  304,732    $  313,873
                                        --------------------------------------------------------------------------------
        Subtotal Other Income           $  361,000    $  371,830    $  382,985    $  394,474    $  406,309    $  418,498

                                        --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $7,861,843    $8,025,498    $8,268,429    $8,518,648    $8,776,374    $9,114,031

OPERATING EXPENSES:
    Taxes                               $  592,762    $  610,545    $  628,861    $  647,727    $  667,159    $  687,174
    Insurance                           $  153,064    $  157,656    $  162,386    $  167,257    $  172,275    $  177,443
    Utilities                           $  631,750    $  650,703    $  670,224    $  690,330    $  711,040    $  732,371
    Repair & Maintenance                $  288,800    $  297,464    $  306,388    $  315,580    $  325,047    $  334,798
    Cleaning                            $  108,300    $  111,549    $  114,895    $  118,342    $  121,893    $  125,549
    Landscaping                         $        0    $        0    $        0    $        0    $        0    $        0
    Security                            $        0    $        0    $        0    $        0    $        0    $        0
    Marketing & Leasing                 $   43,320    $   44,620    $   45,958    $   47,337    $   48,757    $   50,220
    General Administrative              $  606,480    $  624,674    $  643,415    $  662,717    $  682,599    $  703,077
    Management                          $  393,092    $  401,275    $  413,421    $  425,932    $  438,819    $  455,702
    Miscellaneous                       $    7,220    $    7,437    $    7,660    $    7,889    $    8,126    $    8,370

                                        --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $2,824,788    $2,905,922    $2,993,208    $3,083,112    $3,175,714    $3,274,704

    Reserves                            $  144,400    $  148,732    $  153,194    $  157,790    $  162,523    $  167,399

                                        --------------------------------------------------------------------------------
NET OPERATING INCOME                    $4,892,655    $4,970,844    $5,122,028    $5,277,746    $5,438,136    $5,671,928
    Operating Expense Ratio (% of EGI)        35.9%         36.2%         36.2%         36.2%         36.2%         35.9%
    Operating Expense Per Unit          $    3,912    $    4,025    $    4,146    $    4,270    $    4,398    $    4,536

                 YEAR                    APR-2010      APR-2011      APR-2012       APR-2013      APR-2014
            FISCAL YEAR                      7             8             9             10            11
------------------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                           $9,477,671    $9,762,001    $10,054,861    $10,356,507    $10,667,202

    Vacancy                             $  473,884    $  488,100    $   502,743    $   517,825    $   533,360
    Credit Loss                         $   47,388    $   48,810    $    50,274    $    51,783    $    53,336
    Concessions                         $        0    $        0    $         0    $         0    $         0
                                        ---------------------------------------------------------------------
      Subtotal                          $  521,272    $  536,910    $   553,017    $   569,608    $   586,696

    Laundry Income                      $  107,763    $  110,996    $   114,326    $   117,756    $   121,288
    Garage Revenue                      $        0    $        0    $         0    $         0    $         0
    Other Misc. Revenue                 $  323,290    $  332,988    $   342,978    $   353,267    $   363,865
                                        ---------------------------------------------------------------------
        Subtotal Other Income           $  431,053    $  443,984    $   457,304    $   471,023    $   485,154

                                        ---------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $9,387,452    $9,669,075    $ 9,959,147    $10,257,922    $10,565,660

OPERATING EXPENSES:
    Taxes                               $  707,789    $  729,022    $   750,893    $   773,420    $   796,623
    Insurance                           $  182,766    $  188,249    $   193,897    $   199,714    $   205,705
    Utilities                           $  754,343    $  776,973    $   800,282    $   824,290    $   849,019
    Repair & Maintenance                $  344,842    $  355,188    $   365,843    $   376,818    $   388,123
    Cleaning                            $  129,316    $  133,195    $   137,191    $   141,307    $   145,546
    Landscaping                         $        0    $        0    $         0    $         0    $         0
    Security                            $        0    $        0    $         0    $         0    $         0
    Marketing & Leasing                 $   51,726    $   53,278    $    54,876    $    56,523    $    58,218
    General Administrative              $  724,169    $  745,894    $   768,271    $   791,319    $   815,058
    Management                          $  469,373    $  483,454    $   497,957    $   512,896    $   528,283
    Miscellaneous                       $    8,621    $    8,880    $     9,146    $     9,420    $     9,703

                                        ---------------------------------------------------------------------
TOTAL OPERATING EXPENSES                $3,372,945    $3,474,133    $ 3,578,357    $ 3,685,708    $ 3,796,279

    Reserves                            $  172,421    $  177,594    $   182,922    $   188,409    $   194,062

                                        ---------------------------------------------------------------------
NET OPERATING INCOME                    $5,842,086    $6,017,348    $ 6,197,869    $ 6,383,805    $ 6,575,319
    Operating Expense Ratio (% of EGI)        35.9%         35.9%          35.9%          35.9%          35.9%
    Operating Expense Per Unit          $    4,672    $    4,812    $     4,956    $     5,105    $     5,258

Estimated Stabilized NOI $4,892,655  Sales Expense Rate  2.00%

Months to Stabilized              1  Discount Rate      11.50%

Stabilized Occupancy           95.0% Terminal Cap Rate  10.00%

Gross Residual Sale Price      $65,753,190  Deferred Maintenance   $         0
  Less: Sales Expense          $ 1,315,064  Add: Excess Land       $         0
                               -----------
Net Residual Sale Price        $64,438,126  Other Adjustments      $         0
                                                                   -----------
PV of Reversion                $21,696,727  Value Indicated
Add: NPV of NOI                $33,310,932    By "DCF"             $55,007,659
                               -----------
PV Total                       $55,007,659            Rounded      $55,000,000

                          "DCF" VALUE SENSITIVITY TABLE

                                                    DISCOUNT RATE
                   ------------------------------------------------------------------------
TOTAL VALUE                   11.00%       11.25%       11.50%       11.75%        12.00%
                   ------------------------------------------------------------------------
                    9.50%  $57,994,684  $57,062,035  $56,149,592  $55,256,848   $54,383,311
                    9.75%  $57,382,158  $56,463,135  $55,563,985  $54,684,211   $53,823,329
TERMINAL CAP RATE  10.00%  $56,800,258  $55,894,180  $55,007,659  $54,140,206   $53,291,345
                   10.25%  $56,246,743  $55,352,978  $54,478,470  $53,622,738   $52,785,312
                   10.50%  $55,719,586  $54,837,548  $53,974,481  $53,129,911   $52,303,376

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $199,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                              VILLAGE OF PENNBROOK

                                                      TOTAL       PER SQ. FT.     PER UNIT   % OF EGI
-----------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                                      $ 7,937,400    $     12.02     $ 10,994

    Less: Vacancy & Collection Loss       5.50%    $   436,557    $      0.66     $    605

    Plus: Other Income
      Laundry Income                               $    90,250    $      0.14     $    125      1.15%
      Garage Revenue                               $         0    $      0.00     $      0      0.00%
      Other Misc. Revenue                          $   270,750    $      0.41     $    375      3.44%
                                                   -------------------------------------------------
          Subtotal Other Income                    $   361,000    $      0.55     $    500      4.59%

EFFECTIVE GROSS INCOME                             $ 7,861,843    $     11.91     $ 10,889

OPERATING EXPENSES:
    Taxes                                          $   592,762    $      0.90     $    821      7.54%
    Insurance                                      $   153,064    $      0.23     $    212      1.95%
    Utilities                                      $   631,750    $      0.96     $    875      8.04%
    Repair & Maintenance                           $   288,800    $      0.44     $    400      3.67%
    Cleaning                                       $   108,300    $      0.16     $    150      1.38%
    Landscaping                                    $         0    $      0.00     $      0      0.00%
    Security                                       $         0    $      0.00     $      0      0.00%
    Marketing & Leasing                            $    43,320    $      0.07     $     60      0.55%
    General Administrative                         $   606,480    $      0.92     $    840      7.71%
    Management                            5.50%    $   393,092    $      0.60     $    544      5.00%
    Miscellaneous                                  $     7,220    $      0.01     $     10      0.09%

TOTAL OPERATING EXPENSES                           $ 2,824,788    $      4.28     $  3,912     35.93%

    Reserves                                       $   144,400    $      0.22     $    200      1.84%

                                                   -------------------------------------------------
NET OPERATING INCOME                               $ 4,892,655    $      7.41     $  6,777     62.23%
    "GOING IN" CAPITALIZATION RATE                        9.00%

    VALUE INDICATION                               $54,362,832    $     82.34     $ 75,295

    PV OF CONCESSIONS                             ($   199,000)

    "AS IS" VALUE INDICATION
        (DIRECT CAPITALIZATION APPROACH)           $54,163,832

                                 ROUNDED           $54,200,000    $     82.09     $ 75,069

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE          VALUE            ROUNDED         $/UNIT          $/SF
------------------------------------------------------------------------
  8.25%        $59,105,907       $59,100,000       $81,856        $89.52
  8.50%        $57,361,645       $57,400,000       $79,501        $86.94
  8.75%        $55,717,055       $55,700,000       $77,147        $84.37
  9.00%        $54,163,832       $54,200,000       $75,069        $82.09
  9.25%        $52,694,566       $52,700,000       $72,992        $79.82
  9.50%        $51,302,630       $51,300,000       $71,053        $77.70
  9.75%        $49,982,075       $50,000,000       $69,252        $75.73

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $54,200,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                      $55,000,000
Direct Capitalization Method                       $54,200,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $54,500,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                      Not Utilized
Sales Comparison Approach                          $ 52,500,000
Income Approach                                    $ 54,500,000
Reconciled Value                                   $ 54,000,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of April 24, 2003 the market value of the fee simple estate in the property is:

                                   $54,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - OFFICE PICTURE]                        [FRONT EXTERIOR VIEW PICTURE]

[ENTRANCE TO COMPLEX PICTURE]                                [POOL AREA PICTURE]

[RETAIL BUILDING PICTURE]                              [EXTERIOR - POND PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                               SUBJECT PHOTOGRAPHS

[OPEN SPACE PICTURE]                                    [COMMUNITY ROOM PICTURE]

[FITNESS CENTER PICTURE]                  [DINING AREA - 1 BEDROOM UNIT PICTURE]

[KITCHEN AREA - 1 BEDROOM UNIT PICTURE]       [BEDROOM - 1 BEDROOM UNIT PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

      COMPARABLE I-1               COMPARABLE I-2             COMPARABLE I-3
LAKEVIEW MANOR APARTMENTS      BISHOP HILL APARTMENTS    COUNTRY CLUB APARTMENTS
      1717 Bath Road            151 S. Bishop Avenue      1228 New Rodgers Road
       Bristol, PA                   Secane, PA                Levittown, PA

       [PICTURE]                     [PICTURE]                   [PICTURE]

  COMPARABLE I-4
   THE REGENCY
2049 Brown Avenue
  Bensalem, PA

      [PICTURE]                         N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                       COMPARABLE
       DESCRIPTION                                    SUBJECT                                             R - 1
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Village of Pennbrook                              The Commons at Fallsington
  Management Company              AIMCO
LOCATION:
  Address                         9071 Millcreek Road, Suite 1600                   One Makefield Road
  City, State                     Little Falls, Pennsylvania                        Morrisville, PA 19067
  County                          Bucks                                             Bucks
  Proximity to Subject                                                              4 miles east
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          660,220                                           433,783
  Year Built                      1970                                              1968
  Effective Age                   25                                                30
  Building Structure Type         Wood Frame, Vinyl siding, Brick                   Wood Frame, Vinyl Siding
  Parking Type (Gr., Cov., etc.)  Surface                                           Surface
  Number of Units                 722                                               463
  Unit Mix:                         Type                Unit      Qty.    Mo. Rent           Type            Unit      Qty.    Mo.
                                   1 1A10                 585      22     $    762  1  1 Bedroom, 1 Bath       801     207   $   708
                                   2 1B10                 620      24     $    759  2  1 Bedroom, 1 Bath       875      29   $   755
                                   3 1C10                 905     252     $    849     1 Bedroom, 1 Bath     1,700      14   $   960
                                   4 2A10                 930     276     $    890  4  2 Bedroom, 1 Bath       921     168   $   825
                                   5 2A20                 985      62     $    974  5  2 Bedroom, 1 Bath       975      13   $   880
                                   6 2B10                 950      24     $    940     2 Bedroom, 1 Bath     1,890      10   $ 1,125
                                   7 2B20               1,030      62     $  1,003  7  3 Bedroom, 2 Bath     1,046      13   $ 1,070
                                                                                       3 Bedroom, 2 Bath     2,100       9   $ 1,235
  Average Unit Size (SF)          914                                               937
  Unit Breakdown:                    Efficiency                2-Bedroom               Efficiency                 2-Bedroom    41%
                                     1-Bedroom                 3-Bedroom               1-Bedroom     54%          3-Bedroom     5%
CONDITION:                        Average/Good
APPEAL:                           Good
AMENITIES:

  Unit Amenities                         Attach. Garage            Vaulted Ceiling           Attach. Garage          Vaulted Ceiling
                                     X   Balcony                                        X    Balcony
                                         Fireplace                                           Fireplace
                                     X   Cable TV Ready                                      Cable TV Ready
  Project Amenities                  X   Swimming Pool                                  X    Swimming Pool
                                         Spa/Jacuzzi               Car Wash             X    Spa/Jacuzzi             Car Wash
                                         Basketball Court      X   BBQ Equipment             Basketball Court    X   BBQ Equipment
                                     X   Volleyball Court          Theater Room              Volleyball Court        Theater Room
                                         Sand Volley Ball      X   Meeting Hall              Sand Volley Ball    X   Meeting Hall
                                     X   Tennis Court              Secured Parking      X    Tennis Court            Secured Parking
                                         Racquet Ball          X   Laundry Room              Racquet Ball            Laundry Room
                                     X   Jogging Track             Business Office           Jogging Track           Business Office
                                     X   Gym Room                                       X    Gym Room
OCCUPANCY:                        93%                                               95%
LEASING DATA:
  Available Leasing Terms                                                           12 months
  Concessions                                                                       50% on 1st month for One Bedroom Units
  Pet Deposit                                                                       $300 Deposit for Cats and $10/mo. Additional
  Utilities Paid by Tenant:          X   Electric                  Natural Gas          X    Electric            X   Natural Gas
                                         Water                     Trash                X    Water                   Trash
  Confirmation                    Community Manager                                 Leasing agent
  Telephone Number                215-943-2211                                      215-295-5600
NOTES:

                                                                                    This community features washers and dryers
                                                                                    in the units

  COMPARISON TO SUBJECT:                                                            Similar

                                                    COMPARABLE                                          COMPARABLE
      DESCRIPTION                                      R - 2                                               R - 3
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Racquet Club East                                 Orangewood Park Apartments
  Management Company              Home Properties                                   The Klein Company
LOCATION:
  Address                         1970 New Rodgers Road                             24 Elizabeth Lane
  City, State                     Levittown, PA 19056                               Levittown, PA 19057
  County                          Bucks                                             Bucks
  Proximity to Subject            4 miles west                                      3 miles southwest
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          427,100                                           318,400
  Year Built                      1963                                              1967
  Effective Age                   35                                                32
  Building Structure Type         Wood Frame, Brick                                 Wood Frame
  Parking Type (Gr., Cov., etc.)  Surface                                           Surface
  Number of Units                 467                                               320
  Unit Mix:                                 Type            Unit     Qty.    Mo.              Type            Unit     Qty.     Mo.
                                  1  1 Bedroom, 1 Bath       650      24   $   750  3  1 Bedroom, 1 Bath       890      80     $760
                                  2  1 Bedroom, 1 Bath       773     104   $   840  3  1 Bedroom, 1 Bath       910      80     $770
                                  3  1 Bedroom, 1 Bath       831     127   $   870  5  2 Bedroom, 2 Bath     1,080      80     $900
                                  5  2 Bedroom, 2 Bath     1,037     189   $ 1,032  7  2 Bedroom, 2 Bath     1,100      80     $905
                                  7  3 Bedroom, 2 Bath     1,286      23   $ 1,235
  Average Unit Size (SF)          915                                               995
  Unit Breakdown:                    Efficiency                2-Bedroom      40%      Efficiency                2-Bedroom    50%
                                     1-Bedroom   55%           3-Bedroom       5%      1-Bedroom    50%          3-Bedroom
CONDITION:
APPEAL:
AMENITIES:

  Unit Amenities                         Attach. Garage            Vaulted Ceiling           Attach. Garage          Vaulted Ceiling
                                     X   Balcony                                        X    Balcony
                                         Fireplace                                           Fireplace
                                     X   Cable TV Ready                                 X    Cable TV Ready
  Project Amenities                  X   Swimming Pool                                  X    Swimming Pool
                                     X   Spa/Jacuzzi               Car Wash                  Spa/Jacuzzi             Car Wash
                                         Basketball Court          BBQ Equipment             Basketball Court        BBQ Equipment
                                         Volleyball Court          Theater Room              Volleyball Court        Theater Room
                                         Sand Volley Ball          Meeting Hall              Sand Volley Ball        Meeting Hall
                                     X   Tennis Court              Secured Parking           Tennis Court            Secured Parking
                                         Racquet Ball          X   Laundry Room              Racquet Ball            Laundry Room
                                         Jogging Track             Business Office           Jogging Track           Business Office
                                     X   Gym Room                                            Gym Room
OCCUPANCY:                        98%                                               98%
LEASING DATA:
  Available Leasing Terms         12 month leases                                   12 month leases and 6 month leases
  Concessions                     50% to 100% off 1st month's rent on 1 Bedrm.      $500 off 1st month's rent on select 2 bedrooms
  Pet Deposit                     $200 Deposit for Cats                             $150 Deposit for 1st cat, $50 for 2nd.
  Utilities Paid by Tenant:          X    Electric                Natural Gas           X    Electric            X   Natural Gas
                                           Water                   Trash                     Water                   Trash
  Confirmation                    Faith                                             Elaine Smith
  Telephone Number                215-943-1600                                      215-949-1070
NOTES:

                                  This community features washers and dryers in the units

  COMPARISON TO SUBJECT:          Similar                                           Similar

                                                    COMPARABLE
DESCRIPTION                                            R - 4
----------------------------------------------------------------------------------
  Property Name                   Windsor at Polo Run
  Management Company              Windsor Communities
LOCATION:
  Address                         100 Polo Run Drive
  City, State                     Yardley, PA 19067
  County                          Bucks
  Proximity to Subject            3 miles north
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          203,744
  Year Built                      1988
  Effective Age                   10
  Building Structure Type         Wood Frame, Vinyl and Brick
  Parking Type (Gr., Cov., etc.)  Surface
  Number of Units                 248
  Unit Mix:                                  Type          Unit   Qty.         Mo.
                                  1  1 Bedroom, 1 Bath       601   48       $1,075
                                  2  1 Bedroom, 1 Bath       730   92       $1,185
                                  3  1 Bedroom, 1 Bath       870   12       $1,460
                                  5  2 Bedroom, 2 Bath       934   24       $1,400
                                  6  2 Bedroom, 2 Bath     1,040   72       $1,585
  Average Unit Size (SF)          822
  Unit Breakdown:                    Efficiency                2-Bedroom  39%
                                     1-Bedroom    61%          3-Bedroom
CONDITION:
APPEAL:
AMENITIES:
  Unit Amenities                         Attach. Garage            Vaulted Ceiling
                                     X   Balcony
                                         Fireplace
                                     X   Cable TV Ready
  Project Amenities                  X   Swimming Pool
                                     X   Spa/Jacuzzi               Car Wash
                                         Basketball Court          BBQ Equipment
                                         Volleyball Court          Theater Room
                                         Sand Volley Ball      X   Meeting Hall
                                     X   Tennis Court              Secured Parking
                                         Racquet Ball              Laundry Room
                                         Jogging Track             Business Office
                                     X   Gym Room
OCCUPANCY:                        94%
LEASING DATA:
  Available Leasing Terms         6 months minimum, and 12 months
  Concessions                     Up to $500 off 1st month's rent
  Pet Deposit                     Deposit of $300 plus $25/mo.
  Utilities Paid by Tenant:          X   Electric              X   Natural Gas
                                     X   Water                     Trash
  Confirmation
  Telephone Number
NOTES:                            Some units have fireplaces. All units have
                                  a washer and dryer and a microwave.
                                  Storage space is available as well

  COMPARISON TO SUBJECT:          Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

      COMPARABLE R-1             COMPARABLE R-2             COMPARABLE R-3
THE COMMONS AT FALLSINGTON      RACQUET CLUB EAST     ORANGEWOOD PARK APARTMENTS
    One Makefield Road        1970 New Rodgers Road        24 Elizabeth Lane
  Morrisville, PA 19067        Levittown, PA 19056        Levittown, PA 19057

        [PICTURE]                  [PICTURE]                    [PICTURE]

   COMPARABLE R-4
WINDSOR AT POLO RUN
100 Polo Run Drive
 Yardley, PA 19067

     [PICTURE]                        N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Marilyn Davis provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                  -s- Frank Fehribach
                                                  -------------------
                                                  Frank Fehribach, MAI
                                          Managing Principal, Real Estate Group
                                        Pennsylvania Certified General Appraiser
                                                        #GA003334

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                                       FRANK A. FEHRIBACH, MAI

                                MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

 Valuation                 Mr. Fehribach has experience in valuations for resort
                           hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land;
                           regional malls; residential subdivision development;
                           and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                           Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

 Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION                  University of Texas - Arlington
                            Master of Science - Real Estate
                           University of Dallas
                            Master of Business Administration - Industrial
                           Management
                            Bachelor of Arts - Economics

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

STATE CERTIFICATIONS       State of Arizona, Certified General
                           Real Estate Appraiser,
                           #30828

                           State of Arkansas, State Certified General Appraiser, #CG1387N

                           State of Colorado, Certified General Appraiser, #CG40000445

                           State of Georgia, Certified General Real Property Appraiser,
                           #218487

                           State of Michigan, Certified General Appraiser, #1201008081

                           State of Texas, Real Estate Salesman License, #407158 (Inactive) State of Texas, State Certified General Real Estate Appraiser,
                           #TX-1323954-G

PROFESSIONAL               Appraisal Institute, MAI Designated Member
 AFFILIATIONS              Candidate Member of the CCIM Institute pursuing
                            Certified Commercial Investment Member (CCIM) designation

PUBLICATIONS               "An Analysis of the Determinants of Industrial
                           Property Valuations" co-authored with Dr. Ronald C.
                           Rutherford and Dr. Mark Eakin, The Journal of Real
                           Estate Research, Vol. 8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
VILLAGE OF PENNBROOK, LITTLE FALLS, PENNSYLVANIA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.